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                                   EXHIBIT 5.1

                  [OPPENHEIMER WOLFF & DONNELLY LLP LETTERHEAD]

October 1, 2003

Synovis Life Technologies, Inc.
2575 University Avenue
St. Paul, MN 55114

RE: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We are acting as counsel for Synovis Life Technologies, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of the offer and resale of 1,500,000 shares of the Company's Common Stock, $.01 par value (including the associated Common Stock Purchase Rights) (the "Shares"), pursuant to the Company's Registration Statement on Form S-3 (the "Registration Statement").

The Registration Statement has been filed with the Securities and Exchange Commission on October 1, 2003 on behalf of those certain selling shareholders named therein (the "Selling Shareholders"). The Shares have been issued under the terms of a Securities Purchase Agreement, dated as of September 17, 2003, by and among the Company and the various purchasers named therein (the "Purchase Agreement").

In rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and other instruments, certificates of officers, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.

In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, it is our opinion that:

         (1) The Company had the corporate authority to issue the Shares in the manner and under the terms of the Purchase Agreement.

         (2) The Shares being registered for resale by the Selling Shareholders under the Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

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We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

We are furnishing this opinion to the Company solely for its benefit in connection with the Registration Statement as described above. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose. Other than the Company, no one is entitled to rely on this opinion.

Very truly yours,

/s/ OPPENHEIMER WOLFF & DONNELLY LLP
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